EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 2, 2016

ExxonMobil Earns $16.2 Billion in 2015; $2.8 Billion During Fourth Quarter

•	Focus remains on business fundamentals, including project execution and cost management
•	Downstream and Chemical results highlight strength of integrated businesses
•	Six major Upstream projects contribute to 3.2 percent volume growth

	Fourth Quarter			Twelve Months
	2015	2014	%	2015	2014	%
Earnings Summary
(Dollars in millions, except per share data)
Earnings	2,780	6,570	-58	16,150	32,520	-50
Earnings Per Common Share
Assuming Dilution	0.67	1.56	-57	3.85	7.60	-49

Capital and Exploration
Expenditures	7,416	10,464	-29	31,051	38,537	-19

IRVING, Texas – February 2, 2016 – Exxon Mobil Corporation today announced estimated 2015 earnings of $16.2 billion compared with $32.5 billion a year earlier. Higher Downstream and Chemical earnings were offset by sharply lower commodity prices in the Upstream.

“While our financial results reflect the challenging environment, we remain focused on the business fundamentals, including project execution and effective cost management,” said Rex W. Tillerson, chairman and chief executive officer. “The scale and diversity of our cash flows, along with our financial strength, provide us with the confidence to invest through the cycle to create long‑term shareholder value.”

ExxonMobil completed six major Upstream projects during the year and achieved its full‑year plan to produce 4.1 million oil‑equivalent barrels per day. These new developments in Canada, Indonesia, Norway, the United States and West Africa added 300,000 oil‑equivalent barrels per day of working interest production capacity.

Fourth quarter earnings were $2.8 billion, or $0.67 per diluted share, down from $6.6 billion in the fourth quarter of 2014. Lower commodity prices in the Upstream were partly offset by higher Downstream earnings.

During 2015, the corporation distributed $15.1 billion to shareholders in the form of dividends and share purchases to reduce shares outstanding.

Fourth Quarter Highlights
•	Earnings of $2.8 billion decreased $3.8 billion, or 58 percent, from the fourth quarter of 2014.
•	Earnings per share, assuming dilution, were $0.67, a decrease of 57 percent.
•	Capital and exploration expenditures were $7.4 billion, down 29 percent from the fourth quarter of 2014.
•	Oil‑equivalent production increased 4.8 percent from the fourth quarter of 2014, with liquids up 14 percent and natural gas down 5.6 percent.
•	Cash flow from operations and asset sales was $5.1 billion, including proceeds associated with asset sales of $785 million.
•	The corporation distributed $3.6 billion to shareholders in the fourth quarter of 2015, including $500 million in share purchases to reduce shares outstanding.
•	Dividends per share of $0.73 increased 5.8 percent compared with the fourth quarter of 2014.
•

ExxonMobil successfully started the onshore central processing facility at the Banyu Urip field in Indonesia, which helped production reach more than 130,000 gross barrels of oil per day in the fourth quarter. The field is currently ramping up to full capacity and is expected to produce 450 million gross barrels of oil over its lifetime.

•

The company is beginning a production pilot program on the La Invernada and Bajo del Choique blocks in the Neuquén province of Argentina. This program includes drilling five wells, as well as constructing a production facility and gas pipeline.

Fourth Quarter 2015 vs. Fourth Quarter 2014

Upstream earnings were $857 million in the fourth quarter of 2015, down $4.6 billion from the fourth quarter of 2014. Lower liquids and gas realizations decreased earnings by $3.7 billion, while volume and mix effects increased earnings by $100 million, benefiting from new developments. All other items, including the absence of both the prior year U.S. deferred income tax effects and recognition of a favorable arbitration ruling for expropriated Venezuela assets, decreased earnings by $960 million.

On an oil‑equivalent basis, production increased 4.8 percent from the fourth quarter of 2014. Liquids production totaled 2.5 million barrels per day, up 299,000 barrels per day. Project ramp‑up, work programs and entitlement effects were partly offset by field decline. Natural gas production was 10.6 billion cubic feet per day, down 631 million cubic feet per day from 2014 due to regulatory restrictions in the Netherlands and field decline, partly offset by entitlement effects.

U.S. Upstream earnings declined $2 billion from the fourth quarter of 2014 to a loss of $538 million in the fourth quarter of 2015. Non‑U.S. Upstream earnings were $1.4 billion, down $2.6 billion from the prior year.

Downstream earnings were $1.4 billion, up $854 million from the fourth quarter of 2014. Stronger margins and favorable volume and mix effects increased earnings by $610 million and $70 million, respectively. All other items increased earnings by $170 million, including lower maintenance expenses and favorable foreign exchange and tax effects, partly offset by unfavorable inventory impacts. Petroleum product sales of 5.7 million barrels per day were 166,000 barrels per day lower than the prior year.

Earnings from the U.S. Downstream were $435 million, up $436 million from the fourth quarter of 2014. Non‑U.S. Downstream earnings of $916 million were $418 million higher than last year.

Chemical earnings of $963 million were $264 million lower than the fourth quarter of 2014. Margins decreased earnings by $210 million driven by declining realizations. Volume and mix effects increased earnings by $170 million. All other items decreased earnings by $230 million, largely due to unfavorable foreign exchange, tax and inventory effects. Fourth quarter prime product sales of 6.5 million metric tons were 765,000 metric tons higher than the prior year's fourth quarter.

Corporate and financing expenses were $391 million for the fourth quarter of 2015, compared to $622 million in the fourth quarter of 2014, with the decrease due mainly to net favorable tax‑related impacts.

During the fourth quarter of 2015, ExxonMobil purchased 9.4 million shares of its common stock for the treasury at a gross cost of $754 million. These purchases included $500 million to reduce the number of shares outstanding, with the balance used to acquire shares to offset dilution in conjunction with the company’s benefit plans and programs. In the first quarter of 2016, the corporation will continue to acquire shares to offset dilution in conjunction with its benefit plans and programs, but does not plan on making purchases to reduce shares outstanding.

Full Year 2015 Highlights
•	Earnings of $16.2 billion decreased 50 percent from $32.5 billion in 2014.
•	Earnings per share, assuming dilution, decreased 49 percent to $3.85.
•

Capital and exploration expenditures were $31.1 billion, down 19 percent from 2014. The company anticipates further reductions in 2016, with capital and exploration expenditures of $23.2 billion, a decrease of 25 percent from 2015.

•	Oil‑equivalent production increased 3.2 percent from 2014, with liquids up 11 percent and natural gas down 5.7 percent.

•	Cash flow from operations and asset sales was $32.7 billion, including proceeds associated with asset sales of $2.4 billion.

•	The corporation distributed $15.1 billion to shareholders in 2015 through dividends and share purchases to reduce shares outstanding.

Full Year 2015 vs. Full Year 2014

Upstream earnings were $7.1 billion, down $20.4 billion from 2014. Lower realizations decreased earnings by $18.8 billion. Favorable volume and mix effects increased earnings by $810 million, including contributions from new developments. All other items decreased earnings by $2.4 billion, primarily due to lower asset management gains and the absence of prior year deferred income tax effects.

On an oil‑equivalent basis, production of 4.1 million barrels per day was up 3.2 percent compared to 2014. Liquids production of 2.3 million barrels per day increased 234,000 barrels per day, with project ramp‑up and entitlement effects partly offset by field decline. Natural gas production of 10.5 billion cubic feet per day decreased 630 million cubic feet per day from 2014 as regulatory restrictions in the Netherlands and field decline were partly offset by project ramp‑up, work programs and entitlement effects.

U.S. Upstream earnings declined $6.3 billion from 2014 to a loss of $1.1 billion in 2015. Earnings outside the U.S. were $8.2 billion, down $14.2 billion from the prior year.

Downstream earnings of $6.6 billion increased $3.5 billion from 2014. Stronger margins increased earnings by $4.1 billion, while volume and mix effects decreased earnings by $200 million. All other items decreased earnings by $420 million, reflecting higher maintenance expense and unfavorable inventory impacts, partly offset by favorable foreign exchange effects. Petroleum product sales of 5.8 million barrels per day were 121,000 barrels per day lower than 2014.

U.S. Downstream earnings were $1.9 billion, an increase of $283 million from 2014. Non‑U.S. Downstream earnings were $4.7 billion, up $3.2 billion from the prior year.

Chemical earnings of $4.4 billion increased $103 million from 2014. Stronger margins increased earnings by $590 million. Favorable volume and mix effects increased earnings by $220 million. All other items decreased earnings by $710 million, reflecting unfavorable foreign exchange, tax and inventory effects, partly offset by asset management gains. Prime product sales of 24.7 million metric tons were up 478,000 metric tons from 2014.

Corporate and financing expenses were $1.9 billion in 2015 compared to $2.4 billion in 2014, with the decrease due mainly to net favorable tax‑related items.

During 2015, ExxonMobil purchased 48 million shares of its common stock for the treasury at a gross cost of $4 billion. These purchases included $3 billion to reduce the number of shares outstanding, with the balance used to acquire shares to offset dilution in conjunction with the company’s benefit plans and programs.

ExxonMobil will discuss financial and operating results and other matters during a webcast at 9:30 a.m. Central Time on February 2, 2016. To listen to the event or access an archived replay, please visit www.exxonmobil.com.

Cautionary Statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements. Actual financial and operating results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the impact of fiscal and commercial terms; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2014 Form 10-K. We assume no duty to update these statements as of any future date.

Frequently Used Terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure. Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities. A reconciliation to net cash provided by operating activities is shown in Attachment II. References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions. Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

Estimated Key Financial and Operating Data
			Attachment I
Exxon Mobil Corporation
Fourth Quarter 2015
(millions of dollars, unless noted)
	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
Earnings / Earnings Per Share

Total revenues and other income	59,807	87,276	268,882	411,939
Total costs and other deductions	57,179	78,434	246,916	360,309
Income before income taxes	2,628	8,842	21,966	51,630
Income taxes [1]	(202)	2,060	5,415	18,015
Net income including noncontrolling interests	2,830	6,782	16,551	33,615
Net income attributable to noncontrolling interests	50	212	401	1,095
Net income attributable to ExxonMobil (U.S. GAAP)	2,780	6,570	16,150	32,520

Earnings per common share (dollars)	0.67	1.56	3.85	7.60

Earnings per common share
- assuming dilution (dollars)	0.67	1.56	3.85	7.60

Other Financial Data

Dividends on common stock
Total	3,054	2,924	12,090	11,568
Per common share (dollars)	0.73	0.69	2.88	2.70

Millions of common shares outstanding
At December 31			4,156	4,201
Average - assuming dilution	4,183	4,235	4,196	4,282

ExxonMobil share of equity at December 31			170,811	174,399
ExxonMobil share of capital employed at December 31			211,658	205,852

Income taxes [1]	(202)	2,060	5,415	18,015
Sales-based taxes	5,370	6,536	22,678	29,342
All other taxes	7,336	8,292	29,790	35,515
Total taxes	12,504	16,888	57,883	82,872

ExxonMobil share of income taxes of
equity companies	609	1,092	3,011	5,678

[1] Excludes ExxonMobil share of equity company income taxes noted above. Including income tax from equity companies, ExxonMobil's effective tax rate was 13 percent in the fourth quarter and 34 percent for full-year 2015.

			Attachment II

Exxon Mobil Corporation
Fourth Quarter 2015
(millions of dollars)
	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
Earnings (U.S. GAAP)
Upstream
United States	(538)	1,503	(1,079)	5,197
Non-U.S.	1,395	3,965	8,180	22,351
Downstream
United States	435	(1)	1,901	1,618
Non-U.S.	916	498	4,656	1,427
Chemical
United States	520	832	2,386	2,804
Non-U.S.	443	395	2,032	1,511
Corporate and financing	(391)	(622)	(1,926)	(2,388)
Net income attributable to ExxonMobil	2,780	6,570	16,150	32,520

Cash flow from operations and asset sales (billions of dollars)
Net cash provided by operating activities
(U.S. GAAP)	4.3	7.5	30.3	45.2
Proceeds associated with asset sales	0.8	0.2	2.4	4.0
Cash flow from operations and asset sales	5.1	7.7	32.7	49.2

			Attachment III

Exxon Mobil Corporation
Fourth Quarter 2015

	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousand barrels per day (kbd)
United States	494	473	476	454
Canada / South America	452	312	402	301
Europe	222	190	204	184
Africa	543	519	529	489
Asia	722	631	684	624
Australia / Oceania	48	57	50	59
Worldwide	2,481	2,182	2,345	2,111

Natural gas production available for sale,
million cubic feet per day (mcfd)
United States	3,123	3,371	3,147	3,404
Canada / South America	241	320	261	310
Europe	2,504	3,191	2,286	2,816
Africa	4	2	5	4
Asia	4,103	3,786	4,139	4,099
Australia / Oceania	628	564	677	512
Worldwide	10,603	11,234	10,515	11,145

Oil-equivalent production (koebd)[1]	4,248	4,054	4,097	3,969

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels.

			Attachment IV

Exxon Mobil Corporation
Fourth Quarter 2015

	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
Refinery throughput (kbd)
United States	1,649	1,876	1,709	1,809
Canada	390	373	386	394
Europe	1,483	1,438	1,496	1,454
Asia Pacific	679	470	647	628
Other	194	192	194	191
Worldwide	4,395	4,349	4,432	4,476

Petroleum product sales (kbd)
United States	2,416	2,666	2,521	2,655
Canada	472	489	488	496
Europe	1,530	1,597	1,542	1,555
Asia Pacific	758	644	746	721
Other	503	449	457	448
Worldwide	5,679	5,845	5,754	5,875

Gasolines, naphthas	2,330	2,486	2,363	2,452
Heating oils, kerosene, diesel	1,921	1,926	1,924	1,912
Aviation fuels	403	405	413	423
Heavy fuels	368	371	377	390
Specialty products	657	657	677	698
Worldwide	5,679	5,845	5,754	5,875

Chemical prime product sales,
thousand metric tons (kt)
United States	2,565	2,409	9,664	9,528
Non-U.S.	3,919	3,310	15,049	14,707
Worldwide	6,484	5,719	24,713	24,235

			Attachment V

Exxon Mobil Corporation
Fourth Quarter 2015
(millions of dollars)
	Fourth Quarter		Twelve Months
	2015	2014	2015	2014
Capital and Exploration Expenditures
Upstream
United States	1,615	2,350	7,822	9,401
Non-U.S.	4,255	6,295	17,585	23,326
Total	5,870	8,645	25,407	32,727
Downstream
United States	236	422	1,039	1,310
Non-U.S.	543	610	1,574	1,724
Total	779	1,032	2,613	3,034
Chemical
United States	493	449	1,945	1,690
Non-U.S.	199	322	898	1,051
Total	692	771	2,843	2,741

Other	75	16	188	35

Worldwide	7,416	10,464	31,051	38,537

Exploration expenses charged to income
included above
Consolidated affiliates
United States	60	52	182	230
Non-U.S.	459	484	1,340	1,432
Equity companies - ExxonMobil share
United States	9	7	12	61
Non-U.S.	3	49	36	241
Worldwide	531	592	1,570	1,964

		Attachment VI

Exxon Mobil Corporation
Earnings

	$ Millions	$ Per Common Share[1]

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55
Third Quarter	7,870	1.79
Fourth Quarter	8,350	1.91
Year	32,580	7.37

2014
First Quarter	9,100	2.10
Second Quarter	8,780	2.05
Third Quarter	8,070	1.89
Fourth Quarter	6,570	1.56
Year	32,520	7.60

2015
First Quarter	4,940	1.17
Second Quarter	4,190	1.00
Third Quarter	4,240	1.01
Fourth Quarter	2,780	0.67
Year	16,150	3.85

[1] Computed using the average number of shares outstanding during each period.